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                                                                Exhibit No. 99.1


                                               PRESS RELEASE
                                               FOR INFORMATION CONTACT:
                                               Murray Pitkowsky
                                               Senior VP
                                               Datascope Corp.
                                               14 Philips Parkway
                                               Montvale, NJ  07645
                                               (201-307-5504)
                                               www.datascope.com

FOR IMMEDIATE RELEASE:

              DATASCOPE NAMES SCOTT KANTOR CHIEF FINANCIAL OFFICER

Montvale, New Jersey, October 28, 2005 . . . Datascope Corp. (Nasdaq: DSCP), a global leader in cardiovascular and patient monitoring products, today announced that Scott Kantor has been named Vice-President, Finance and Administration, and Chief Financial Officer.

Kantor comes to Datascope from a successful six-year career at LeCroy Corporation where he has been serving as Vice-President, Finance, Chief Financial Officer, Treasurer and Secretary for the last three years. He will join Datascope on November 28, 2005. As CFO, he will be responsible for the company's accounting, external reporting, financial planning, treasury, tax and investor relations functions. In his administrative post, Kantor will be responsible for the information technology and human resources functions.

"We are delighted to have attracted a CFO of Scott Kantor's caliber. Kantor is an experienced financial executive from the public sector who also brings a strong business perspective to his work. It's precisely that combination of talents we've been searching for," said Lawrence Saper, Chairman and CEO of Datascope. "We are grateful to Senior Vice-President Murray Pitkowsky for staying on as acting CFO, which allowed us to conduct a search without haste," he added.

"I am excited to be joining a company with such a strong financial position, innovative new products and exciting opportunities in several growth areas of the clinical health care market," said Scott Kantor. "I look forward to working with Larry Saper and the Datascope management team as we capitalize on these strengths to build shareholder value."

Before joining LeCroy in 1999 as Corporate Controller, Kantor held financial management posts with Sappi Fine Paper N.A., Genzyme Corporation and Costar Corporation. He began his career as an auditor with Deloitte & Touche in 1986.* Kantor has an MBA from Boston University, and a BS in Accounting from California State University at Northridge.

Datascope Corp. is a diversified medical device company that manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. Datascope's news releases and other company information can be found on the company's website, http:/www.datascope.com.

*An earlier press release incorrectly stated that he began his career in 1976.